Exhibit (d)(3)
NETAPP, INC.
Performance Unit Agreement — Israel
NetApp, Inc. (the “Company”) hereby grants you, (the “Participant”), an award of performance units (“Performance Units”) under the NetApp, Inc. 1999 Stock Option Plan and the Israeli addendum to such plan called “Appendix A — Israel” (the “Plan”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this award are as follows:
Participant:
«First» «Middle» «Last»
«address1»
«City» «Zip»
«Country»
Grant Date: «Date»
Grant Number: «Performance_Unit_Number»
Number of Performance Units: «Performance_Unit_Shares»
Tax Route: Capital Gains Route of Section 102(b)(2)
Vesting of Performance Units: The Performance Units will vest according to the following schedule:
Twenty-five percent (25%) of the Performance Units will vest on the first annual anniversary of the Vesting Commencement Date, and on the next three annual anniversary dates thereafter, subject to your continuous Service through each such date.
Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.
Participant acknowledges and agrees that by clicking the “ACCEPT” button on the Company’s on-line grant agreement (“OLGA”) response page, it will act as Participant’s electronic signature to the Performance Unit Agreement (the “Agreement”) and will result in a contract between Participant and the Company with respect to this award of Performance Units. Participant agrees and acknowledges that Participant’s electronic signature indicates Participant’s agreement and understanding that this award of Performance Units is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Performance Units is contained in Paragraphs 3, 4 and 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.
Participant should retain a copy of Participant’s electronically signed Agreement; Participant may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Administration at stockadmin@netapp.com. If Participant would prefer not to electronically sign this Agreement, Participant may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Administration at 495 E. Java Drive, Sunnyvale, CA 94089. A copy of the Plan is available upon request made to Stock Administration.
Furthermore, Participant approves and agrees to all the aforesaid in this Performance Unit Agreement and the Trust Deed and declares that he/she is familiar with the provisions of Section 102 and the Capital Gains Route (as defined in the in the Agreement). Participant hereby undertakes not to sell or transfer the Performance Unit Shares prior to the lapse of the Minimum Trust Period (as defined in the Agreement), unless Participant pays all taxes, which may arise in connection with such sale and/or transfer.

APPENDIX A
TERMS AND CONDITIONS OF PERFORMANCE UNITS
Grant # «Performance_Unit_Number»
     1. Grant. The Company hereby grants to the Participant under the Plan an award of Performance Units, subject to all of the terms and conditions in this agreement (the “Agreement”) and the Plan. The Performance Units and the shares of Common Stock underlying such Performance Units (the “Performance Units Shares”) will be deposited with a trustee approved by the Israeli Income Tax Authority for this purpose (the “Trustee”), who will hold them in trust on Participants behalf, all as set forth in Section 6 below.
     2. Company’s Obligation to Pay. Each Performance Unit represents the right to receive a share of Common Stock on the date it becomes vested. Unless and until the Performance Units will have vested in the manner set forth in paragraphs 3 and 4, the Participant will have no right to payment of any such Performance Units. Prior to actual payment of any vested Performance Units, such Performance Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
     3. Vesting Schedule. Subject to paragraph 4, the Performance Units awarded by this Agreement will vest in the Participant according to the vesting schedule set forth on the attached Performance Unit Agreement, subject to the Participant’s continuous Service through each such date.
     4. Forfeiture upon Termination of Continuous Service. Notwithstanding any contrary provision of this Agreement, if the Participant’s continuous Service terminates for any or no reason, the then-unvested Performance Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.
     5. Section 102 of the Income Tax Ordinance and its Rules. The Performance Units are subject to the provisions of Section 102 of the Israeli Income Tax Ordinance [New version], 1961 (the “Ordinance” and “Section 102”, respectively), as well as the Income Tax Rules (Tax Relief in Issuance of Shares to Employees), 2003 (the “102 Rules”), promulgated thereunder.
          Accordingly, the Company elected the Capital Gains Route of Section 102(b)(2) of the Ordinance (the “Capital Gains Route”) for the purpose of the taxation of Participant’s income from the Performance Units. In general, taxable income that should be attributed to Participant as a result of the grant of the Performance Units will be tax-free on the date of grant, but will be taxed on the sale of Performance Unit Shares issued upon vesting of the Performance Units, or transfer of Performance Unit Shares from the Trustee to the Participant (a “Transfer”). In accordance with the Capital Gains Route, if the Performance Units or the Performance Unit Shares are held in trust by the Trustee at least for the applicable period of time (see Section 6 below), currently two years from the date this letter is deposited with a trustee (the “Minimum Trust Period”), gains derived from the sale of Performance Unit Shares shall be classified as capital gains and taxed at a rate of only 25%. Except for the benefit derived at the time of grant of the Performance Units, equal to the difference between (a) the average closing price of the Company’s share of Common Stock on a stock exchange during 30 trading days prior to the date of grant, and (b) the consideration paid for the Performance Units, or upon their vesting, if any. Such benefit shall be subject to tax at the time of sale of the Performance Unit Shares, or a Transfer, as ordinary work income (i.e. at marginal tax rates (currently up to 48%) plus social security and national health insurance payments).
          At the time of sale of the Performance Unit Shares or a Transfer, Participant shall be subject to tax, which will be calculated, in general, according to difference between (a) the market price

(or the actual sale price) of the Performance Unit Shares at such time, and (b) the Exercise Price1. Such tax shall be withheld at source by the Company, in accordance with the provisions of the 102 Rules, and the transfer of Performance Unit Shares to Participant is conditioned upon the payment of such tax.
          Participant shall not be entitled to sell the Performance Unit Shares or to execute a Transfer, prior to the lapse of the Minimum Trust Period. Furthermore, any and all rights issued in respect of the Performance Unit Shares, including bonus shares but excluding cash dividends (“Rights”(, shall be deposited with the Trustee and held thereby at least until the lapse of the Minimum Trust Period, and such Rights shall be subject to the Capital Gains Route. Notwithstanding the aforesaid, Participant may sell Performance Unit Shares or Rights or execute a Transfer prior to the lapse of the Minimum Trust Period, provided, however, that tax is withheld at source by the Company in accordance with the 102 Rules. In such case, Participant’s gains shall be classified as ordinary income and Participant shall be subject to tax on such income at marginal tax rates (currently up to 48%) plus social security and national health insurance payments.
PARTICIPANT IS ADVISED TO CONSULT WITH PARTICIPANT’S OWN TAX ADVISER WITH RESPECT TO THE TAX
CONSEQUENCES OF RECEIVING PERFORMANCE UNITS, HAVING PARTICIPANT’S PERFORMANCE UNITS VESTED, OR DISPOSING OF PARTICIPANT’S ISSUED PERFORMANCE UNIT SHARES.
     6. Trust. To secure performance of tax law requirements, the Performance Units awarded to the Participant according to this Agreement will be held in trust by the Trustee that was approved for this purpose by the tax authorities, who shall release them to Participant only upon full compliance with the legal requirements and the terms of the Plan. For this purpose, a Trust Deed was signed between the Company and the Trustee, a copy of which is attached hereto as Exhibit A. The conditions of the Trust Deed apply to the Performance Units awarded to the Participant; thus, Participant is required to carefully read the provisions of the said Trust Deed.
     7. Payment after Vesting. Any Performance Units that vest in accordance with paragraph 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in whole shares of Common Stock, provided that to the extent determined appropriate by the Company, any income, employment and other withholding taxes with respect to such Performance Units will be paid prior to the issuance of any certificate representing the shares of Common Stock. Subject to the provisions of Section 7(b), vested Performance Units will be paid in whole shares of Common Stock as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half (2 1/2) months from the later of (i) the end of the Company’s tax year that includes the vesting date, or (ii) the end of Participant’s tax year that includes the vesting date.
          (b) Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Units is accelerated in connection with Participant’s termination of continuous Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination of continuous Service and (y) the payment of such accelerated Performance Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination of continuous Service, then the payment of such accelerated Performance Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of continuous Service, unless Participant dies following his or her termination, in which case, the Performance Units will be paid in shares of Common Stock in accordance with Section 6 as soon as practicable following his or her death. It is the intent of this

[1]	The above tax description is a general summary only and does not refer to expenses involved with the vesting of Performance Units and sale of Performance Unit Shares or changes in the Israeli Consumer Price Index, which may impact the final tax calculation.

Agreement to comply with the requirements of Section 409A so that none of the Performance Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
     8. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the Participant’s designated beneficiary, or if no beneficiary survives the Participant, administrator or executor of the Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
     9. Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the shares of Common Stock will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Plan Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such shares so issuable. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Performance Units otherwise are scheduled to vest pursuant to Section 3, the Participant will permanently forfeit such Performance Units and will have no further rights to receive shares of Common Stock pursuant thereto.
     10. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Common Stock deliverable hereunder unless and until certificates representing such shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant.
     11. No Effect on Employment. The Participant’s employment with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Participant’s employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Participant (as the case may be), and the Company or the Subsidiary, as applicable, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant at any time for any reason whatsoever, with or without good cause.
     12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 495 East Java Drive, Sunnyvale, CA 94089, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing.
     13. Grant is Not Transferable. Except to the limited extent provided in paragraph 8 and in the Plan, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
     14. Leave of Absence. The following provisions shall apply upon Participant’s commencement of an authorized leave of absence:
          (a) If the leave of absence is protected by any statute such that re-employment upon expiration of such protected leave is guaranteed, the Performance Units awarded by this Agreement that are scheduled to vest shall be modified as follows:
               (i) The vesting schedule in effect under this Agreement shall continue for a period of up to twelve (12) weeks from the first day of the authorized leave. If Participant does not resume active Employee status within such twelve (12)-week period, then no Service credit shall be given for the balance of the leave of absence, unless applicable laws governing such statutory leave would require a longer vesting continuance period, in which case vesting shall continue as provided in this Agreement for such period required by such statute.
          (b) If the leave of absence is not protected by statute such that re-employment upon expiration of such leave is not guaranteed by statute, the Performance Units awarded by this Agreement that are scheduled to vest shall be modified as follows:
               (i) The vesting schedule in effect under this Agreement shall be frozen as of the first day of the authorized leave.
               (ii) Should Participant resume active Employee status within sixty (60) days after the start date of the authorized leave, Participant shall, for purposes of the vesting schedule set forth in this Agreement, receive Service credit for the entire period of such leave. If Participant does not resume active Employee status within such sixty (60)-day period, then no Service credit shall be given for the period of such leave.
     15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
     17. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
     18. Administrator Authority. The Plan Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Units have vested). All actions taken and all interpretations and determinations made by the Plan Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Plan Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     21. Reading the Plan. It is hereby clarified that reading this Agreement is not, and cannot be, a substitute for the full and thorough reading of the Plan. The Plan and the Trust Deed include important details that Participant should know and understand. In any case of contradiction between the aforesaid in this Agreement and the Plan, or in any case of dispute on any of the issues discussed in this Agreement, the provisions of the Plan shall prevail.
Attached:
Exhibit A — Trust Deed

Exhibit A

Trust Deed

כתב נאמנות

שנחתם ביום 7ט בחודש ינואר שנת 2007

בין:

ג.ל.ע נאמנויות 102

מרחוב וייצמן 2

תל-אביב 64239

(להלן - "**הנאמן**")

מצד אחד

לבין:

נטוורקס אפליינס ישראל בע"מ

רח' בזל 25,

פתח תקווה 49001

נטוורק אפליינס ישראל אר אנד די בע"מ

מגדלי מת"מ 1,

חיפה

(להלן, ביחד - "**החברה**")

מצד שני

הואיל: וחברת .Network Appliance, Inc שהיא בעלת שליטה בחברה ("**החברה המקצה**") אימצה תכנית הקצאת מניות לעובדים של החברה כמשמעותה בסעיף 102 לפקודה (להלן – "**התכנית**")

והואיל: ועל-פי התכנית תקצה החברה המקצה מדי פעם בפעם מניות שלה או אופציות לרכישת מניותיה ("**המניות**") לעובדים של החברה, בהקצאת מניות באמצעות נאמן;

והואיל: ועל-פי התכנית יוקצו כל המניות בהקצאה לנאמן, כדי שיחזיק אותן בנאמנות עד תום התקופה, כאמור בפקודה, בכללי מס הכנסה (הקלות מס בהקצאת מניות לעובדים), התשס"ג - 2003 (להלן – "**הכללים**"), בתכנית ובכתב נאמנות זה;

והואיל: והחברה המקצה בחרה בג.ל.ע נאמנויות 102, לשמש כנאמן לצורך תכנית ההקצאה האמורה והוא הביע את הסכמתו לשמש כנאמן בעבור החברה ועובדיה

לפיכך הוסכם בין הצדדים כדלקמן:

- 2 -

1. המבוא לכתב נאמנות זה, מהווה חלק בלתי נפרד ממנו.

2. על-פי התכנית לא יופקדו המניות אצל עובדי החברה אלא יופקדו בידי הנאמן ויוחזקו בידיו עד לתום התקופה, כהגדרתה בסעיף 102 לפקודה.

3. לפני ששולם המס החל כאמור בסעיף 7 לכללים, המניות לא יהיו ניתנות להעברה, המחאה, משכון, עיקול, או שעבוד אחר מרצון, ולא יינתן בשלהן כל יפוי כוח או כתב העברה בין אם תוקפם מיידי ובין אם תוקפם בתאריך עתידי, למעט העברה מכוח צוואה או על-פי דין. הועברו המניות מכוח צוואה או על-פי דין כאמור, יחולו הוראות סעיף 102 והוראות הכללים על יורשיו או נעבריו של העובד.

4. לאחר תום התקופה יהיה כל עובד רשאי בכל עת לדרוש מהנאמן להעביר על שמו את המניות שהוא זכאי להן, ובלבד שהנאמן לא יעביר את המניות כאמור אלא לאחר ששולם המס החל לפי סעיף 102 לפקודה ולפי הכללים (להלן – **"המס החל"**) ובידי הנאמן אישור לכך מפקיד השומה.

5. אם על-פי תנאי התכנית יוענקו לעובד זכויות לרכישת מניות או שיוקצו לו בשל המניות מניות הטבה, יוקצו הזכויות או מניות ההטבה על שם הנאמן. העובד יהיה זכאי להורות לנאמן לממש את הזכויות או את מניות ההטבה לאחר תום התקופה כקבוע בתכנית. המניות נושא הזכויות יוקצו לנאמן בהתאם לאמור בסעיף 2 לכללים ויחולו עליהם הוראות התכנית, לרבות בחירת מסלול המיסוי והוראות כתב התחייבות זה, ואולם פרק הזמן עד תום התקופה יימנה מיום הקצאת המניות שבשלן הוקצו הזכויות או מניות ההטבה.

6. החברה מתחייבת כלפי הנאמן כי החברה המקצה לא תקצה מניות לעובדים במסגרת תכנית הקצאה, אם לא הצהיר העובד כי ידועות לו הוראות סעיף 102 לפקודה ומסלול המס החל עליו, וכן על הסכמתו בכתב לאמור בכתב נאמנות זה ועל התחייבותו שלא לממש את המניות לפני תום התקופה, כהגדרתה בסעיף 102 לפקודה.

7. מובהר כי משמעות סעיפים 2 עד 6 לעיל הינה כדלקמן: (1) אם העובד יממש באופן רצוני את המניות (או זכויות לפי סעיף 5) לפני תום התקופה יחולו ההוראות הנוגעות לאי עמידה בתקופת ההחזקה, כאמור בסעיף 102(ב)(4) לפקודה ובכללים; (2) הנאמן יוכל למכור או להעביר את המניות (או זכויות לפי סעיף 5) לפני תום התקופה רק לאחר תשלום המס לפקיד השומה כמתחייב לפי ההוראות הנוגעות לאי עמידה בתקופת ההחזקה, כאמור בסעיף 102(ב)(4) לפקודה ובכללים.

ולראיה באו הצדדים על החתום:

ג.ל.ע נאמנויות 102 G.L.A 102 TRUSTS הנאמן	החברה NETWORK APPLIANCE ISRAEL LTD. Network Appliance Israel R&D Ltd. נטוורק אפליאנס ישראל אר אנד די בע"מ ח.פ. 51-3073072